Contacts: Raymond J. Pacini                       Lucy Dunn
          Chief Executive Officer                 Executive Vice President
          California Coastal Communities, Inc.    Hearthside Homes, Inc.
          (949) 250-7781                          (949) 250-7703


                  COURT OF APPEAL'S DECISION REQUIRES CALC TO SEEK
                      FURTHER APPROVAL FROM COASTAL COMMISSION


     IRVINE, California--April 19, 1999--California Coastal Communities, Inc., (NASDAQ:CALC) announced today that on April 16, 1999, in a ruling adverse to the Company, the California Court of Appeal overturned the August 1997 judgment of the trial court in litigation over removal of six acres of dying eucalyptus trees within the Company's master-planned community on Warner Mesa. The appellate court ruled that, under the Coastal Act, the California Coastal Commission should not have allowed the relocation of this raptor habitat.

     California Coastal Communities' President and CEO, Raymond J. Pacini, responded: "We are obviously disappointed by the Court of Appeal's decision. However, our master-planned community on the remaining 200 acres of Warner Mesa is unimpeded by this court's decision. We will present a modified plan to the Coastal Commission as soon as possible and our goal is to start infrastructure construction by the end of this year."

     Mr. Pacini also stated, " There is a serious housing shortage in Orange County and Southern California which is exacerbated by litigation delays such as this. We have trouble understanding how six acres of dying habitat is preferable to our plan for an enhanced 21-acre replacement habitat. Nevertheless, we will continue to pursue the Company's constitutional right to reasonably develop this property."

     Lucy Dunn, Executive Vice President of Hearthside Homes, Inc., the land development and homebuilding subsidiary of California Coastal Communities, Inc., stated, "Despite the Court's ruling, we believe that the Coastal Commission and the Company properly balanced environmental concerns with a responsible development plan. We anticipate the Commission will once again approve modifications to the plan which satisfy the court, protect the environment, and allow the Company to reasonably develop its property for a new community of homes, parks and trails which have been long awaited by the public."

     While the Company expects to complete the Coastal Commission process and commence infrastructure construction on Warner Mesa by the end of 1999, there can be no assurance in that regard, or that further litigation or administrative delay will not result.

     The Company is a residential land development and homebuilding company, which holds a large residential land inventory in Southern California. The Company's principal subsidiaries are Signal Landmark, which owns the Warner Mesa property along with other parcels near the Bolsa Chica wetlands; and Hearthside Homes, Inc., the fifth largest homebuilder in Orange County, currently building a 1,200 home master-planned community in Aliso Viejo, CA and 112 homes at the Company's Rancho San Pasqual master-planned golf course community in Escondido, CA.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing and outcome of various real estate development projects and litigation described therein, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.


                                  ***END***